Filed Pursuant to Rule 433
Registration Statement No. 333-124095
Dated January 26, 2007

Foreign Exchange Strategies 1 year USD denominated NOKGBP Currency Linked Note Amended Final Terms 26-Jan-07

Summary
*	100% Principal Protected, 1 year USD Denominated Note linked to the NOK/GBP exchange rate

*	Principal Increases as the GBP declines versus the NOK over the next 1 year

MTN Terms

Issuer:	Eksportfinans ASA (Aaa/AA+)
Type:	US MTN
Trade Date:	19-Jan-07
Settlement Date:	2-Feb-07
Maturity Date:	1-Feb-08
Notional Amount:	USD 13,047,000
Minimum Piece / Increment:	USD 1,000
Issue Price:	100.00%
The Aggregate Notional Amount of these Notes may be increased and if so, the additional Notes may be sold at a different price to public
Underwriting Fee:	0.25%
Net Proceeds:	99.75%

Principal Redemption at Maturity:	100 + 1.25 * (initial spot - final spot)/initial spot subject to a minimum of 100%, max unlimited

Final Spot:	The spot NOK/GBP exchange rate (as defined as the number of Norwegian Krone per British Pound) determined by Goldman Sachs International 10 business days prior to maturity at 10.00am NY Time.

Initial Spot:	NOK/GBP Rate: 12.75

Principal Protection:	100% Principal Protected (if held until maturity)
This note is 100% principal protected only if held until maturity. If you sell prior to maturity, you are not guaranteed return of 100% of your principal.

Documentation:	According to the Issuer’s MTN Progaramme
Dealer:	Goldman Sachs & Co.
Business Days:	London and New York
Business Day Convention:	Modified Following (Unadjusted)
Listing:	None
Calculation Agent:	Goldman Sachs International
CUSIP:	28264QUE4
ISIN:	US28264QUE40

Hypothetical Returns at Maturity Using an Indicative Initial Spot Rate:

	Spot Rate at Redemption	Principal Redemption at Maturity
	13.2500	100.00%
	13.0000	100.00%
Initial Spot Rate	12.7500	100.00%
	12.5000	102.45%
	12.2500	104.90%
	12.0000	107.35%
	11.7500	109.80%
	11.5000	112.25%
	11.2500	114.71%
	11.0000	117.16%
	10.7500	119.61%
	10.5000	122.06%
Note: This Security is 100% Principal Protected (if held until maturity)
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-866-471-2526.